Exhibit 99.2
Ardea Biosciences, Inc. Announces Completion of Public Offering of Common Stock
SAN DIEGO, April 9, 2010 /PRNewswire via COMTEX/ —Ardea Biosciences, Inc. (NASDAQ: RDEA) today announced the completion of a public offering of 4,025,000 shares of its common stock, including 525,000 shares sold pursuant to the full exercise of an overallotment option previously granted to the underwriters. All of the shares were offered by Ardea Biosciences. The net proceeds to Ardea Biosciences from the sale of shares in the offering, after deducting underwriting discounts and commissions, were approximately $77.1 million.
Jefferies & Company, Inc. acted as sole book-running manager in the offering. The joint lead manager in the offering was Oppenheimer & Co.
A registration statement relating to the shares issued in the offering has been filed with, and declared effective by, the Securities and Exchange Commission. A final prospectus supplement relating to the offering has been filed with the Securities and Exchange Commission. Copies of the final prospectus supplement and related prospectus may be obtained from Jefferies & Company, Inc., Attention: Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022 or at (888) 449-2342. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.
SOURCE Ardea Biosciences, Inc.